Exhibit 99.1

             NBC Capital Corporation Reports First Quarter Results

     STARKVILLE, Miss.--(BUSINESS WIRE)--April 13, 2006--NBC Capital Corporation (AMEX: NBY), a financial holding company whose principal subsidiary is Cadence Bank, N.A., today reported net income of $3.3 million, or $0.40 per diluted share, for the first quarter ended March 31, 2006.
     "Net interest income rose 5.0% to $11.7 million in the first quarter of 2006 and benefited from the continued growth in margins and loans compared with the first quarter of last year," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "Loan growth remained good in Tuscaloosa and Birmingham. Late in the first quarter, we took additional steps to add new markets to further boost loan demand."
     "Our management team is focused on executing our strategy of expanding into new markets. In February 2006, we opened our second de novo branch, just six months after our entry into Birmingham. The new office is located in the Nashville metropolitan statistical area, one of the fastest growing markets in Tennessee. Late in the first quarter, we announced the proposed acquisitions of SunCoast Bancorp, Inc. in Florida and Seasons Bancshares, Inc. in Georgia. The combined transactions are valued at approximately $57 million and will be funded with a combination of cash and NBC stock. These acquisitions represent our first entry in these rapidly growing markets and should provide NBC with an excellent opportunity to build our loan portfolio," stated Mr. Mallory.

     First Quarter Results

     Net interest income rose 5.0% to $11.7 million in the first quarter of 2006 compared with $11.2 million in the first quarter of 2005. The growth in net interest income was due to higher loan balances and an increase in margins. Loan balances increased in Alabama, were relatively flat in Tennessee due to a $10 million payoff of a transactional loan, and were down in Mississippi markets.
     Total interest income rose 19.1% to $20.6 million for the first quarter of 2006 compared with $17.3 million in the first quarter of 2005. Interest and fees on loans increased 25.6% due to a 112 basis point increase in average yields and a $49.5 million increase in average loan balances from the first quarter of 2005. Interest and dividends on investment securities rose 2.7% to $5.0 million compared with the first quarter of 2005 due to a 28 basis point improvement in yield, which was partially offset by a $15.6 million decrease in average investment securities.
     NBC's provision for loan losses was $401,000 in the first quarter of 2006 compared with $635,000 in the same period last year. The decrease was primarily related to an overall improvement in loan quality and an improved economy in the Company's markets. At the end of the first quarter, the reserve for loan losses was $9.5 million, or 1.10% of total loans, compared with $10.9 million, or 1.36% of total loans, in the first quarter of 2005. The reserve increased to 336% of non-performing loans at the end of the first quarter of 2006, up from 208% in the first quarter of the prior year. Net interest income after provision for loan losses rose 7.5% to $11.3 million in the first quarter compared with $10.6 million last year. The Company is funding its reserves for loan losses at the maximum level permitted by its evaluation of reserve adequacy.
     Non-interest income was $4.8 million in the first quarter of 2006 compared with $5.2 million in the first quarter of 2005. NBC experienced growth in service charges and trust department income; however, these increases were partially offset by lower insurance commissions and mortgage fee income. In addition, other non-interest income was down from the prior year due to a one-time gain of $713,000 related to the Company's sale of its interest in the Pulse card clearing network in the first quarter of 2005.
     Non-interest expenses increased 10.7% to $11.6 million compared with the first quarter of 2005. The increase was due primarily to expenses associated with higher salary and employee benefits related to the de novo branch expansions into Birmingham and Nashville, and pension costs associated with certain scheduled retirements.
     Income before taxes was $4.5 million in the first quarter of 2006 compared with $5.3 million in the first quarter of 2005. The tax rate for the first quarter of 2006 was 27.0% compared with 29.0% in the same period last year.
     Net income for the first quarter of 2006 was $3.3 million, or $0.40 per diluted share, compared with net income of $3.7 million, or $0.46 per diluted share, in the first quarter of 2005.
     "Net income for the first quarter of 2006 was on target with our expectations," continued Mr. Mallory. "We are pleased with the quarter's results since they include additional anticipated costs related to the new de novo branches in Birmingham and Nashville. In addition, last year's results included a $713,000 one-time gain on the sale of NBC's interest in the Pulse card clearing network."
     Return on average assets was 0.9% in the first quarter of 2006 compared with 1.1% in the first quarter of 2005. Return on average equity was 11.1% in the first quarter of 2006 compared with 13.7% in the first quarter of 2005.

     2006 Expectations

     NBC expects earnings for 2006 to be in the range of $1.47 to $1.52 per diluted share compared with $1.68 reported in 2005. The 2006 earnings estimate has been updated from previous guidance of $1.65 to $1.72 per diluted share and includes the additional shares attributable to a proposed $50 million common stock offering expected to be completed in mid-May and the planned acquisitions of banks in Florida and Georgia.
     Expectations for the second quarter of 2006 are for net income to be in the range of $0.36 - $0.40 per diluted share, assuming completion of the proposed stock offering. NBC reported net income of $0.41 per diluted share in the second quarter of 2005.
     The announced expansions and the anticipated proceeds from the proposed stock offering are consistent with the Company's plans to transition our bank into a stronger and more profitable franchise and increase long-term shareholder value by establishing a presence in higher growth markets.

     About NBC Capital Corporation

     NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee and Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

     Forward-Looking Statements

     This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


                        NBC CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CONDITION
                               MARCH 31,
                   (In thousands, except share data)

ASSETS:                                    2006              2005
                                           ----              ----
Cash and Due From Banks                $    38,062       $    35,265
Interest Bearing Deposits Due
 From Banks                                  1,423             1,523
                                      -------------     -------------
   Total Cash and Due From Banks            39,485            36,788

Securities:
  Securities Available-for-Sale            427,730           421,187
  Securities Held-to-Maturity               23,758            24,852
                                      -------------     -------------
   Total Securities                        451,488           446,039

Federal Funds Sold and
   Securities Purchased Under
    Agreements To Resell                    18,301             3,912

Other Earning Assets                        17,057            16,417

Loans                                      862,239           802,880
Less: Allowance for Loan Losses             (9,501)          (10,936)
                                      -------------     -------------
    Net Loans                              852,738           791,944

Premises And Equipment, Net                 20,867            18,225
Interest Receivable                          8,763             7,459
Other Real Estate Owned                      5,166             4,246
Goodwill and Other Intangibles              39,358            40,274
Other Assets                                20,945            21,711
                                      -------------     -------------
    Total Assets                       $ 1,474,168       $ 1,387,015
                                      =============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits          $   159,783       $   129,571
Interest Bearing Deposits                  984,548           937,013
                                      -------------     -------------
    Total deposits                       1,144,331         1,066,584
Interest Payable                             2,637             1,865
Federal Funds Purchased and
 Securities Sold Under Agreements to
  Repurchase                                60,074            35,832
Federal Home Loan Bank Borrowings           99,723           120,240
Subordinated Debentures                     37,114            37,114
Other Liabilities                           12,052            11,103
                                      -------------     -------------
    Total Liabilities                    1,355,931         1,272,738

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized
 50,000,000 shares, Issued - 9,615,806
 Shares at March 31,2006 and
 March 31, 2005                              9,616             9,616
Surplus And Undivided Profits              144,412           139,279
Accumulated Other Comprehensive
 Income (Loss)                              (8,327)           (6,688)
Treasury Stock at Cost (1,429,082
 shares at March 31, 2006 and 1,451,295
 shares at March 31, 2005)                 (27,464)          (27,930)
                                      -------------     -------------
  Total Shareholders' Equity               118,237           114,277
                                      -------------     -------------
    Total Liabilities And Shareholders'
     Equity                            $ 1,474,168       $ 1,387,015
                                      =============     =============

Note: Certain 2005 amounts have been reclassified to conform with 2006 classifications


                        NBC CAPITAL CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)

                                              FOR THE THREE MONTHS
                                                 ENDED MARCH 31
                                              --------------------

                                             2006              2005
                                             ----              ----
INTEREST INCOME:

Interest And Fees On Loans                $ 15,423          $ 12,281
Interest And Dividends On Investment
 Securities                                  5,019             4,889
Other Interest Income                          169               140
                                      -------------     -------------
    Total Interest Income                   20,611            17,310


INTEREST EXPENSE:

Interest On Deposits                         6,613             4,307
Interest On Borrowed Funds                   2,256             1,818
                                      -------------     -------------
    Total Interest Expense                   8,869             6,125
                                      -------------     -------------
    Net Interest Income                     11,742            11,185
Provision For Loan Losses                      401               635
                                      -------------     -------------
    Net Interest Income After
     Provision For Loan Losses              11,341            10,550
                                      -------------     -------------

OTHER INCOME:

Service Charges On Deposit Accounts          1,985             1,870
Trust Department Income                        526               506
Insurance Commission and Fee Income          1,125             1,134
Mortgage Loan Fee Income                       140               177
Other Non-Interest Income                      967             1,546
Gains (Losses) On Securities - Net               2                (3)
                                      -------------     -------------
    Total Other Income                       4,745             5,230
                                      -------------     -------------


OTHER EXPENSE:

Salaries & Employee Benefits                 6,792             5,893
Net Premises And Fixed Asset Expense         1,576             1,613
Other Operating Expense                      3,266             3,002
                                      -------------     -------------
    Total Other Expense                     11,634            10,508
                                      -------------     -------------

Income Before Income Taxes                   4,452             5,272
Applicable Income Tax Expense                1,202             1,530
                                      -------------     -------------
    Net Income                             $ 3,250           $ 3,742
                                      =============     =============

Earnings Per Share:
    Basic                                     0.40              0.46
    Diluted                                   0.40              0.46

Average Weighted Shares:
    Primary                              8,186,146         8,163,044
    Diluted                              8,198,928         8,179,352



                        NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
                 (in thousands, except per share data)

FOR THE THREE MONTHS
 ENDED MARCH 31:                           2006              2005
                                           ----              ----

Net Earnings                          $      3,250       $     3,742
Basic and Diluted Earnings Per Share          0.40              0.46
Cash Dividends Per Share                      0.25              0.24

ANNUALIZED RETURNS
Return on Average Assets                       0.9%              1.1%
Return on Average Equity                      11.1%             13.7%

SELECTED BALANCES AT
MARCH 31:                                  2006              2005
                                           ----              ----

Total Assets                           $ 1,474,168       $ 1,387,015
Deposits and Securities Sold Under
 Agreements to Repurchase                1,179,405         1,089,181
Loans                                      862,239           802,880
Total Securities                           451,488           446,039
Shareholders' Equity                       118,237           114,277
Market Price Per Share                       22.93             24.18
Book Value Per Share                         14.44             14.00


     CONTACT: NBC Capital Corporation, Starkville
              Richard T. Haston, 662-324-4258